Exhibit 99(e)(8)

Retention Bonus Deed Poll

By Rinker Group Limited (RGL) and Rinker Australia Pty Limited (RAPL) in favour of each of the Eligible Employees

Retention Bonus Deed Poll

Details

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms
1.2	Interpretation
1.3	Headings

2.	Payers’ undertaking to pay Retention Bonus

2.1	Condition
2.2	30-Day Retention Bonus
2.3	1-Year Retention Bonus
2.4	Ineligibility for retention bonus on termination of employment in specified circumstances

3.	Tax withholding and deferral

4.	Administration

5.	Claims procedure

6.	Amendment and termination

7.	Nature of rights

8.	General

9.	Notices

9.1	Service of notices
9.2	Effective on receipt
9.3	Validity
9.4	Other methods

10.	Payments

11.	Miscellaneous

11.1	Governing law and jurisdiction
11.2	Severability
11.3	No merger
11.4	Waiver
11.5	Relationship

Signing page

Details

Date	8 March 2007

This deed poll is made by

Name	Rinker Group Limited
ABN	53 003 433 118
Short form name	RGL
Address	Level 8, 799 Pacific Highway, Chatswood NSW 2067 Facsimile (02) 9412 6666
Attention: Company Secretary

Name	Rinker Australia Pty Limited
ABN	87 099 732 297
Short form name	RAPL
Address	Level 8, 799 Pacific Highway, Chatswood NSW 2067 Facsimile (02) 9412 6666
Attention: Company Secretary

(RGL and RAPL together referred to as the Payers)

in favour of

Name	Each of the Eligible Employees.

Background

A                                   Each of the Potential Eligible Employees is employed by RGL or a subsidiary of RGL at the date of this deed.

B                                     RAPL is a wholly owned subsidiary of RGL, which is listed on the Australian Stock Exchange and the New York Stock Exchange.  RAPL is the primary company in the RGL group which employs individuals in Australia.

C                                     CEMEX Australia Pty Ltd (an indirect wholly-owned subsidiary of CEMEX S.A.B. de C.V) (CEMEX) has made offers to acquire all of the ordinary shares in RGL under an off-market takeover bid announced on or about 27 October 2006.

D                                    The CEMEX bid has created uncertainty as to the future employment of persons within the RGL group.  This uncertainty may lead to RGL group employees seeking alternate employment.

E                                      The directors of RGL and RAPL are concerned that the businesses of the RGL group may be adversely affected if significant numbers of Potential Eligible Employees resign.

F                                      In light of the uncertainty about the future conduct, structure and affairs of (and continuing employment opportunities within) the RGL group resulting from the CEMEX bid, the directors of

RGL and RAPL have determined that it is appropriate and in the best interests of those companies to implement the retention arrangements contemplated by this deed so as to provide the Potential Eligible Employees with an incentive to continue their employment within the RGL group (in circumstances not involving a ‘Good Reason’ for their resignation) both prior to, and for a 12 month period after, the Transaction Occurrence Date.

G

Accordingly, the Payers are entering into this deed to give an undertaking to pay Eligible Employees retention bonuses at the times, and on the terms and conditions, set out in this deed, in the event that the Transaction Occurrence Date occurs.

H

To ensure that the Payers’ commitments under this deed are capable of being, and are, satisfied if the Transaction Occurrence Date occurs, the Payers’ intend to establish a trust for the benefit of the Eligible Employees (Retention Bonus Trust) which will be administered by a third party trustee and will provide for payment, in the circumstances, in the manner and at the time provided for under the terms of the trust, by the trustee to Eligible Employees of an amount equivalent to their 1-Year Retention Bonuses in the event that the Payers fail to make such payment as and when required to do so under this deed.

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms

In this deed:

1-Year Retention Bonus, in respect of an Eligible Employee, means the sum of:

(a) an amount equal to the Eligible Employee’s Contingent Bonus Reserve Balance (after deducting the amount of the Eligible Employee’s 30-Day Retention Bonus), if positive; and

(b) the Eligible Employee’s PSP Account Balance.

1-Year Retention Bonus Period is defined in clause 2.3(a).

30-Day Retention Bonus, in respect of an Eligible Employee, means:

(a) where the Eligible Employee’s Contingent Bonus Reserve Balance is greater than US$15,000, an amount equal to 67% of the Contingent Bonus Reserve Balance; and

(b) where the Contingent Bonus Reserve Balance is greater than zero and less than or equal to US$15,000, an amount equal to the lesser of the Contingent Bonus Reserve Balance and US$10,000.

30-Day Retention Bonus Period is defined in clause 2.2(a).

Affiliate means, with respect to any entity, any other corporation, limited liability company, organization, association, partnership, or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

Base Salary means an Eligible Employee’s annual rate of base salary in effect on the date in question, determined prior to reduction for any employee-elected salary reduction contributions made in relation to the RGL Employee Share Acquisition Plan, a superannuation fund or otherwise, and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

Business Day means:

(a) for receiving a notice under clause 9, a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is received; and

(b) for all other purposes, a day that is not a Saturday, Sunday, public holiday or bank holiday in New South Wales, Australia.

Cause means:

(a)

material violation by the Eligible Employee of his or her obligations to an Employer which is wilful on the Eligible Employee’s part, and which is not remedied in a reasonable period of time after receipt of written notice from an Employer specifying such violation,

(b) wilful or reckless conduct by the Eligible Employee where a good faith determination has been made by an Employer that such conduct could be expected to have a material adverse effect on the business, assets, properties, results of operations, financial condition or prospects of an Employer,

(c)

commission by the Eligible Employee of an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or dishonesty against the property or personnel of an Employer or in violation of an Employer’s code of ethics,

(d) the conviction of the Eligible Employee of a serious offence involving an act of dishonesty, or

(e)

deliberate falsification of any Employer’s records (time cards, expense reports, employment records, accounting records, or insurance claims), improper use of procurement credit cards, reporting to work under the influence of alcohol or illegal drugs, failure to employ or follow lock-out/tag-out safety procedures, or violation of antitrust laws, as described in any Employer’s policies.

Committee means the committee established under clause 4.

Contingent Bonus Reserve has the meaning given in the relevant Employer’s Short-Term Incentive Plan, as revised and in effect in February 2006 as amended prior to the Transaction Occurrence Date.

Contingent Bonus Reserve Balance means, determined as of the Transaction Occurrence Date, the tracking account balance of the Eligible Employee’s Contingent Bonus Reserve (if any).

Corporations Act means the Corporations Act 2001 (Cth).

Disability means the absence of the Eligible Employee from his or her duties with an Employer for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Employer and acceptable to the Eligible Employee or their legal representative.

Eligible Employee means an employee of an Employer at the Transaction Occurrence Date who has a positive tracking account in his or her Contingent Bonus Reserve or holds Unqualified Securities under the Performance Share Plan immediately prior to the Transaction Occurrence Date (or both) other than an employee who is or becomes party to an agreement with an Employer that provides that the employee is not eligible to receive payments under this deed

Employer, at a particular time, means RAPL or RGL or:

(a) prior to the Transaction Occurrence Date, any Subsidiary of RAPL at that time; and

(b) after the Transaction Occurrence Date, any Subsidiary of RAPL on the Transaction Occurrence Date .

Good Reason means the occurrence of any of the following events:

(a)

A reduction in, or a failure of an Employer to pay, any base salary required to be paid to the Eligible Employee, or a failure of an Employer to pay or provide for any earned bonus or any other material earned compensation or benefits required to be paid or provided to the Eligible Employee, in each case when due;

(b)

A change in the aggregate in any three month period in the Eligible Employee’s Base Salary or Target Bonus Amount, which results in the Base Salary or Target Bonus Amount being less than ninety percent (90%) of the Base Salary or Target Bonus Amount in effect immediately preceding the change; or

(3)

An Employer requiring the Eligible Employee to be based at any office or location other than within a 25 mile (40 kilometre) radius of where the Eligible Employee is employed immediately preceding the change in office or location.

Notwithstanding the foregoing, none of the events described above shall constitute Good Reason to resign unless, within ninety (90) days of when the Eligible Employee had actual knowledge of the principal facts giving rise to the right to resign for Good Reason, the Eligible Employee gives written notice to the Employer of such principal facts and circumstances, and such events are not remedied by the Employer promptly after receipt of notice thereof, but in no event later than thirty (30) days of receipt of such notice.

Listing Rules means such of the official listing rules of the ASX and NYSE as apply to the Payers from time to time.

Market Value, in relation to a security, means the volume weighted average price for that security for each trading day on the seven days leading up to and including the Transaction Occurrence Date on the exchange that, in the opinion of the Plan Committee under the Performance Share Plan, is the primary exchange for that security.

Month means a period starting at the beginning of a day and ending:

(a) immediately before the beginning of the corresponding day of the next month; or

(b) if there is no corresponding day in the next month, at the end of the last day of that next month.

Officer means any person who is an officer of RGL (or of any related body corporate) within the meaning of the Corporations Act or a person who is a ‘board or managerial officer’ (within the meaning of the Corporations Act) of any of those companies, and in respect of whom section 200B of the Corporations Act prohibits the giving of termination benefits for which member approval has not been obtained and an exception does not apply.

.	Payers means RGL and RAPL

Performance Share Plan means the RGL Performance Share Plan Rules effective 1 April 2006 as amended prior to the Transaction Occurrence Date.

Plan Committee has the meaning given to that term in the Performance Share Plan.

Potential Eligible Employee means a person employed by an Employer who has a positive tracking account balance in the person’s Contingent Bonus Reserve, or who holds Unqualified Securities under the Performance Share Plan (or both) other than an employee who is or becomes party to an agreement with an Employer that provides that the employee is not eligible to receive payments under this deed.

PSP Account Balance means an amount equal to the total number of Unqualified Securities held for an Eligible Employee under the Performance Share Plan immediately prior to the Transaction Occurrence Date which would not be or are not Past Service Plan Securities referred to in rule 18.4(b) of the Performance Share Plan multiplied by:

(a)

where the Transaction Occurrence Date arose as a result of circumstances within paragraphs (i) or (ii) of the definition of that term in rule 18.5 of the Performance Share Plan, the highest of the amounts determined by calculating, for each form of consideration offered, on the Transaction Occurrence Date, the last date on which the offers are open and on each date on which any form of consideration is increased:

(i) the amount of the cash consideration (if any); plus

(ii) the Market Value of the non-cash consideration (if any)

offered for each Unqualified Security under the takeover or scheme of arrangement (and, in the event that the takeover or scheme of arrangement offers consideration for RGL shares and not RGL American Depositary Receipts (ADRs), it will be taken to offer, as consideration for each RGL ADR, the specified number of shares underlying each ADR times the consideration offered for each RGL share and vice versa); or

(b) otherwise, the Market Value of each Unqualified Security on the Transaction Occurrence Date.

RAPL means Rinker Australia Pty Limited, ACN 099 732 297.

Retention Bonus Trust means the trust described in recital H.

RGL means Rinker Group Limited ACN 003 433 118, a public limited company under the laws of Australia.

RGL Board means the board of directors of RGL.

Subsidiary has the meaning given to that term in the Corporations Act.

Target Bonus Amount means the Eligible Employee’s Base Salary multiplied by the Target Bonus Percentage (as defined in the relevant Employer’s Short-Term Incentive Plan, as revised and in effect in February 2006 as amended prior to the Transaction Occurrence Date).

Tax includes all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition.

Transaction Occurrence Date has the meaning given to that term in the Performance Share Plan.

Transaction Occurrence Event has the meaning given to that term in the Performance Share Plan.

Unqualified Securities has the meaning given to that term in the Performance Share Plan.

1.2	Interpretation

In this deed, unless a contrary intention appears:

(a)

reference to any legislation or any provision of any legislation includes any modification or re-enactment of the legislation or any legislative provision substituted for, and all legislation and statutory instruments and regulations issued under the legislation;

(b) words denoting the singular include the plural and vice versa;

(c) words denoting a gender include the other genders;

(d) words denoting individuals or persons include bodies corporate and vice versa;

(e) a reference to a clause or schedule is to a clause of, or schedule to, this deed, and a reference to this deed includes the schedule;

(f) reference to any document or agreement includes reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

	(g)	where any word or phrase is given a definite meaning in this deed, any part of speech or other grammatical form of that word or phrase has a corresponding meaning;

	(h)	a reference to a party is to a person by whom this deed is given;

	(i)	a reference to a 0person includes a reference to the person’s legal personal representatives, executors, administrators and successors; and

	(j)	any agreement or undertaking by, or obligation of, the Payers binds RGL and RAPL jointly and severally;

	(k)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

	(l)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it; and

	(m)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Payers’ undertaking to pay Retention Bonus

2.1	Condition

The Payers’ obligations under this clause 2 are subject to, and conditional on, the occurrence of a Transaction Occurrence Event.

2.2	30-Day Retention Bonus

(a)

Subject to clauses 2.1 and 2.4, each person who is an Eligible Employee will become entitled to his or her 30-Day Retention Bonus (if any) on the expiry of the 30 day period commencing on the Transaction Occurrence Date (30-Day Retention Bonus Period).

(b)

The Payers undertake to pay to each person who becomes entitled to his or her 30-Day Retention Bonus under clause 2.2(a) that 30-Day Retention Bonus (less any amounts properly withheld from that amount under clause 3), with that payment to be made:

(i) in a single lump sum cash payment;

(ii) as soon as reasonably practicable after the expiry of the 30 Day Retention Bonus Period and, in any event, by no later than 21 days after the end of the 30-Day Retention Bonus Period; and

(iii) in accordance with clause 10.

2.3	1-Year Retention Bonus

(a)

Subject to clauses 2.1 and 2.4, each person who is an Eligible Employee will become entitled to his or her 1-Year Retention Bonus (if any) on the first day after the expiry of the 12 month period commencing on the Transaction Occurrence Date (1-Year Retention Bonus Period).

	(b)	Subject to clauses 2.1 and 2.4, if:

(i)

on or before the expiry of the 1-Year Retention Bonus Period, an Employer terminates an Eligible Employee’s employment without Cause, or the Eligible Employee terminates his or her employment with an Employer for Good Reason and the Eligible Employee is not immediately thereafter reemployed by the relevant Employer or employed by another Employer, or the Eligible Employee’s employment is terminated as a result of the death or Disability of the Eligible Employee; and

		(ii)	the Eligible Employee is not an Officer at the time of termination of his or her employment,

.

the Eligible Employee will become entitled to his or her 1-Year Retention Bonus (if any) at an earlier time than provided under clause 2.3(a), namely, on the date of termination of his or her employment.

(c)

The Payers undertake to pay to each person who becomes entitled to his or her 1-Year Retention Bonus under clause 2.3(a), or at an earlier time under clause 2.3(b), that person’s 1-Year Retention Bonus, with that payment to be made:

		(i)	in a single lump sum cash payment; and

		(ii)	as soon as reasonably practicable after:

			(A)	the day after 13 Months after the Transaction Occurrence Date and, in any event, by no later than 30 days after 13 Months after the Transaction Occurrence Date; or

			(B)	if clause 2.3(b) applies, the date of termination of the person’s employment with an Employer and, in any event, by no later than 30 days after that date; and

		(iii)	in accordance with clause 10.

2.4	Ineligibility for retention bonus on termination of employment in specified circumstances

If an Eligible Employee’s employment with an Employer is terminated:

	(a)	by the Employer for Cause; or

	(b)	by the Eligible Employee other than for Good Reason and other than as a result of the death or Disability of the Eligible Employee;

and the Eligible Employee is not immediately thereafter reemployed by the relevant Employer or employed by any other Employer, the Eligible Employee will not be entitled to the following bonuses:

(i)

if such termination of the Eligible Employee’s employment occurs during the 30-Day Retention Bonus Period, both the Eligible Employee’s 30-Day Retention Bonus (if any) and 1-Year Retention Bonus (if any); or

(ii)

if such termination of the Eligible Employee’s employment occurs on or before the first day after the expiry of the 1-Year Retention Bonus Period but after the 30 Day Retention Bonus Period, the 1-Year Retention Bonus (if any) only.

3.                                    Tax withholding and deferral

A Payer may withhold from any amount payable pursuant to this deed, and will remit to the appropriate governmental authority, any income tax or other Tax the Payer is required by applicable law to withhold from and remit on behalf of such Eligible Employee.

4.                                    Administration

(a)                                This deed will be administered by a committee comprised of two individuals who were senior executives of an Employer immediately prior to the Transaction Occurrence Date, as selected by the individual who, immediately prior to the Transaction Occurrence Date, was RGL’s Chief Executive Officer (CEO), whether or not he is then the chief executive of RGL, provided that, in the event that:

(i)                                  either of the members of the Committee is unable or unwilling to serve on the Committee at any time, the CEO will designate another individual who was a senior executive of an Employer immediately prior to the Transaction Occurrence Date to serve on the Committee; or

(ii)                               the CEO is unable to make a designation under paragraph (a), the remaining member of the Committee will designate another individual who was a senior executive of an Employer immediately prior to the Transaction Occurrence Date to serve on the Committee.

(b)                               The Committee established under this clause will have discretionary and final authority to interpret and implement the provisions of this deed and to determine eligibility for benefits under this deed.  The Committee will perform all of the duties and exercise all of the powers and discretions that the Committee deems necessary or appropriate for the proper administration of this deed.  Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it will be conclusive and binding upon all parties having or claiming to have an interest under this deed or otherwise directly or indirectly affected by such action, without restriction, however, upon the right of the Committee to reconsider or re-determine such action.  The Committee may adopt such rules and regulations for the administration of this deed as are consistent with its terms, and must keep adequate records of its proceedings and acts.  The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel of an Employer) as may be appropriate for the administration of this deed.  All reasonable administration expenses incurred by the Committee in connection with the administration of this deed must be paid by the Payers.

5.                                    Claims procedure

If any person (a Claimant) believes that he or she is being or has been denied a benefit to which he or she is entitled under this deed, the Claimant may file a written claim for that benefit with the Committee.  Within 60 days of the receipt of such claim, the Committee must determine and notify the Claimant as to whether he or she is entitled to such benefit.  Such notification will be in writing and, if denying the claim for benefit, will set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this deed, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, request in writing to appear before the Committee or its designated representative for a hearing to review such denial.  Any such hearing must be scheduled at the mutual convenience of the Committee or its designated representative and the Claimant, and at such hearing the Claimant and/or his or her duly authorised representative may examine any relevant documents and present evidence and arguments to support the granting of the benefit being claimed.  The final decision of the Committee with respect to the claim being reviewed must be made within 60 days following the hearing thereon, and the Committee must in writing notify the Claimant of its final decision, again specifying the reasons for that decision and the pertinent provisions of this deed upon which such decision is based.  The final decision of the Committee will be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed.  For the purposes of this clause 5, notice to the Committee will be to the Committee c/o Rinker Group Limited at the address or facsimile number specified for RGL in the Details section of this deed.

6.                                    Amendment and termination

(a)                                Subject to clause 6(b), the RGL Board will have the right and power at any time, and from time to time, subject to giving 30 days’ advance written notice (either in accordance with clause 9.1 or, if the intended recipient is employed by RGL or any Subsidiary of RGL at the time, by sending the notice to an electronic address allocated to that employee for the purposes of his or her employment within the RGL group) to:

(i)                                  prior to the Transaction Occurrence Date, all Potential Eligible Employees; and

(ii)                               after the Transaction Occurrence Date, all Eligible Employees,

to amend this deed, in whole or in part, by written document executed by a member or members or a delegate of the RGL Board duly authorised by the RGL Board and, at any time prior to the occurrence of the Transaction Occurrence Date, to terminate this deed.

(b)                               After the occurrence of the Transaction Occurrence Date, this deed must not be amended or terminated in any manner that is adverse to any Eligible Employee in any fashion, regardless of whether or not that Eligible Employee has become entitled to receive a 30-Day Retention Bonus or 1-Year Retention Bonus at that time, and no such amendment or termination will be effective.

(c)                                Subject to clause 6(a), this deed will terminate when all Eligible Employees who become entitled to their 30-Day Retention Bonuses or 1-Year Retention Bonuses, or both, in accordance with clause 2 are paid in full by the Payers, the Retention Bonus Trust or any Affiliate.

7.                                    Nature of rights

(a)                                No provision of this deed will be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any  Eligible Employee.

(b)                               Any payment which becomes due under this deed to an Eligible Employee will be made by the Payers out of their general assets or the Retention Bonus Trust, and the right of any Eligible Employee to receive a payment under this deed from the Payers will be no greater than the right of any unsecured general creditor of the Payers.

(c)                                The Payers’ obligations under this deed may be satisfied with Retention Bonus Trust assets distributed pursuant to the terms of the Retention Bonus Trust, and any such distribution will reduce the Payers’ obligations under this deed.

8.                                    General

(a)                                Unless consented to in writing by the Committee, no right or interest of a an Eligible Employee under this deed may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest will be liable for or subject to any debt, obligation or liability of such Eligible Employee.

(b)                               The entitlements of the Eligible Employees and this deed are subject to the Listing Rules and the Corporations Act.

(c)                                Notwithstanding anything in this deed to the contrary, neither Payer is required to pay or provide, or procure the payment or provision of, any monies or benefits to an Eligible Employee which would require shareholder approval under Part 2D.2, Division 2 of the Corporations Act or the Listing Rules. Any such payments or benefits to be provided to an Eligible Employee must be reduced to a level (if any) which does not require shareholder approval under Part 2D.2, Division 2 of the Corporations Act or the Listing Rules.  In the event of payment to an Eligible Employee or provision of a benefit to an Eligible Employee without shareholder approval, where shareholder approval is required, the Eligible Employee must, on receiving written notice from the Company Secretary of a Payer (or his or her nominee) immediately repay any monies or forego any benefits specified in such notice.

9.                                    Notices

9.1                              Service of notices

Subject to clause 9.4, a notice, demand, consent, approval or communication under this deed to a Payer, Potential Eligible Employee or Eligible Employee (Notice) must be:

(a)                                in writing, in English and signed by a person duly authorised by the sender; and

(b)                               hand delivered or sent by prepaid post or facsimile to the recipient’s address for Notices being:

(i)                                  in the case of a Notice to be given to a Potential Eligible Employee or Eligible Employee, the last known address of that person as shown in the records of the Employer that is or was his or her employer, as varied by any Notice given by that person; and

(ii)                               in the case of a Notice to be given to a Payer or to the Committee c/o a Payer, the address specified for that Payer in the ‘Details’ section of this document, as varied by any Notice given by the Payer.

9.2                              Effective on receipt

A Notice given in accordance with clause 9.1 or electronically under clause 6(a) takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)                                if hand delivered, on delivery;

(b)                               if sent by prepaid post, on the second Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia);

(c)                                if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight hours after the transmission (being counted as hours from 9.00am to 5.00pm on a Business Day), the recipient informs the sender that it has not received the entire Notice; and

(d)                               if sent by electronic means under clause 6(a), on the day on which it is sent,

but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm (addressee’s time) on a Business Day, the Notice is taken to be received at 9.00am (addressee’s time) on the next Business Day.

9.3                              Validity

A Notice is validly given by a Payer even if returned unclaimed or if the recipient has been wound up or is absent from the place the Notice is delivered or sent to.

9.4                              Other methods

This clause does not limit any means of giving Notice as the Committee from time to time determines (including notice by electronic mail), or limit any other method for giving Notices or serving demands provided for by law or this deed.

10.                              Payments

Any payment to be made to a person under this deed must be made by, and will be taken to be made:

(a)                                in the case of a person who is employed by an Employer when the payment is to be made, by electronic funds transfer to the account with a bank or other financial institution (Account) to which the person’s net pay is credited at that time or to any other Account that is notified by that person to the Payers by no later than 20 Business Days before payment is due under this deed and is acceptable to the Payers;

(b)                               in the case of a person who is no longer employed by any Employer when the payment is to be made, by cheque sent by prepaid post to:

(i)                                  the last known address of the Eligible Employee as shown in the records of the Employer that was his or her employer; or

(ii)                               an address that the person has notified the Payers, by no later than 20 Business Days before payment is due under this deed, as the address to which payments under this deed should be sent; or

(c)                                any other means reasonably determined by the Committee.

Payments made in accordance with this clause are made at the risk of the person to whom the payment is made.

11.                              Miscellaneous

11.1                        Governing law and jurisdiction

This deed is governed by the law applicable in New South Wales.

11.2                        Severability

A term or part of a term of this deed that is illegal or unenforceable may be severed from this deed and the remaining terms or parts of the term of this deed continue in force.

11.3                        No merger

The rights and obligations of the parties under this deed do not merge on completion of any transaction contemplated by this deed.

11.4                        Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy.  A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy.  A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

11.5                        Relationship

Except where this deed expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the Payers and the Eligible Employees.

Signing page

EXECUTED as a deed

SIGNED, SEALED AND DELIVERED by RINKER GROUP LIMITED by its Attorneys	RINKER GROUP LIMITED by its Attorneys who state that at the date of their execution hereof they have had no notice of revocation of the Power of Attorney
FRAZER BRIAN GILL	dated 30 September 2004 under the authority of which they have executed this instrument.

and

THOMAS GENE BURMEISTER

in my presence

/s/ DANIELLE AIMEE GRANT	/s/ FRAZER BRIAN GILL
Signature of witness	Signature of Attorney

DANIELLE AIMEE GRANT	/s/ THOMAS GENE BURMEISTER
Name of witness (print)	Signature of Attorney

SIGNED, SEALED AND DELIVERED by RINKER AUSTRALIA PTY LIMITED in accordance with Section 127 of the Corporations Act 2001

/s/ KEITH CAREW	/s/ MARK CAMPBELL
Director	Director